Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, AUGUST 3, 2018

SOTHERLY HOTELS INC. ANNOUNCES AMENDMENT OF PHILADELPHIA HOTEL LOAN

Williamsburg, Virginia – August 3, 2018 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it successfully executed an amendment of its first mortgage on the Doubletree by Hilton Philadelphia Airport hotel located in Philadelphia, Pennsylvania.  The amended $42.2 million loan carries a new 5 - year term, a fixed interest rate of 5.237% pursuant to a separate swap agreement, and amortizes on a 30-year schedule. The proceeds from the loan were used to repay in full the existing B-Note on the Hyatt Centric Arlington and for general corporate purposes.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, and an interest in the Hyde Resort & Residences, a luxury condo hotel. The Company owns hotels that operate under the Hilton Worldwide, Hyatt Hotels Corporation, InterContinental Hotels Group and Marriott International, Inc. brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648